Exhibit 99.1
Wyndham Worldwide Reports Solid First Quarter 2008 Results
•	Announces reported EPS of $0.24, or adjusted EPS of $0.35 excluding legacy and rebranding charges

•	Announces a $200 Million Vacation Ownership Receivables Securitization

•	Affirms 2008 Guidance
PARSIPPANY, N.J. (May 1, 2008) — Wyndham Worldwide Corporation (NYSE:WYN) today announced results for the three months ended March 31, 2008.
FIRST QUARTER 2008 HIGHLIGHTS:
•	First quarter 2008 revenues were $1.0 billion, with solid performance across the Company’s three businesses. Revenue growth was reduced, as expected, by the impact of $82 million in deferred vacation ownership revenue.
•	Gross Vacation Ownership Interest sales increased 7% compared to the first quarter of 2007.

•	System-wide revenue per available room (RevPAR) increased 2.7% in the first quarter of 2008 compared to the first quarter of 2007, while comparable RevPAR rose 2.2% compared to the first quarter of 2007.

•	Lodging opened over 10,000 rooms in the first quarter of 2008, ending the quarter with a hotel pipeline of almost 107,000 rooms.

•	Average number of vacation exchange members increased 5%, or 158,000 members, compared to the first quarter of 2007, reaching 3.6 million members.

•	Average net price per vacation rental increased 18% for first quarter 2008 compared to the first quarter of 2007, or 9% excluding the effect of currency translations.
•	First quarter 2008 net income was $42 million or $0.24 diluted earnings per share. Adjusted net income excluding legacy and rebranding charges was $62 million or $0.35 adjusted diluted earnings per share. The Company had provided first quarter EPS guidance of $0.30-0.35.

•	During the first quarter of 2008, Wyndham Worldwide repurchased approximately 520,000 shares. At March 31, 2008, approximately $155 million remained under the Company’s previously announced share repurchase program.

•	On April 25, 2008, the Company priced a term securitization transaction involving the issuance of $200 million of investment grade asset-backed notes by Sierra Timeshare 2008-1 Receivables Funding, LLC, an indirect subsidiary of Wyndham Vacation Ownership. The transaction is expected to close on May 1, 2008.
“Wyndham Worldwide’s portfolio of resilient businesses and brands produced strong first-quarter results despite the challenging economic environment,” said Stephen P. Holmes, Wyndham Worldwide chairman and chief executive officer. “We are focused on our growth strategy while prudently managing costs, and we remain confident that our business model offers balance, strength and stability across economic cycles.”
FIRST QUARTER 2008 OPERATING RESULTS
Revenues for the first quarter of 2008 were $1.0 billion, flat compared to the first quarter of 2007, reflecting the expected impact of $82 million in deferred vacation ownership revenue recorded under the percentage-of-completion method of accounting. Excluding the net effect of deferred revenues in both periods, adjusted revenues would have grown 9%.
Net income for the first quarter of 2008 was $42 million or $0.24 diluted earnings per share, compared to $86 million or $0.45 diluted earnings per share for the first quarter of 2007.
Excluding $3 million in after-tax net expense from the resolution of, and adjustment to, certain legacy items and a $17 million after-tax, non-cash charge due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand, adjusted net income for the first quarter of 2008 would have been $62 million, or $0.35 adjusted diluted earnings per share (such amounts are not adjusted for the impact of the increase in deferred revenues).
Excluding $4 million after-tax of separation and related costs and excluding $9 million in after-tax net benefit from the resolution of, and adjustment to, certain legacy items, adjusted net income for the first quarter of 2007 would have been $81 million, or $0.43 adjusted diluted earnings per share.
BUSINESS UNIT RESULTS
Lodging (Wyndham Hotel Group)
Revenues increased 12% to $170 million in the first quarter of 2008 compared with the first quarter of 2007, reflecting increased property management reimbursable revenues and RevPAR gains. System-wide RevPAR increased 2.7% in the first quarter of 2008, while comparable RevPAR increased 2.2% over the prior year period, led by RevPAR gains in the international portfolio.
For the quarter, Ramada, Super 8 and Days Inn, which collectively represent over 70% of the Company’s U.S. lodging portfolio, achieved domestic RevPAR growth above their competitive sets.
Property management reimbursable revenues were $27 million and marketing/reservation revenues, including TripRewards revenues, were $62 million in the first quarter of 2008, compared to $16 million and $61 million, respectively, in the first quarter of 2007; these items contribute little, if any, EBITDA.
First quarter 2008 EBITDA grew to $46 million compared to $45 million in the first quarter of 2007. The EBITDA growth was tempered by the timing of approximately $5 million of incremental marketing expenses.
As of March 31, 2008, the Company’s hotel system consisted of approximately 551,100 rooms and 6,550 properties, with a development pipeline of approximately 930 hotels and approximately 107,000 rooms, of which 45% were new construction and 35% were international.
Vacation Exchange and Rentals (Group RCI)
Revenues increased to $341 million in the first quarter of 2008, a 9% increase compared with the first quarter of 2007, reflecting growth in vacation exchange and vacation rentals, including favorable currency translations. Excluding the favorable effect of currency translations of $16 million, revenues increased 4% compared to the first quarter of 2007.
Vacation exchange revenues were $137 million, up 1% compared to the first quarter of 2007, primarily driven by a 5% increase in the average number of members, partially offset by a 3% decrease in annual dues and exchange revenue per member, primarily related to the earlier Easter holiday, which shortened the prime booking season.
Vacation rentals revenues were $160 million, a 15% increase compared to the first quarter of 2007, or a 6% increase excluding the favorable effect of currency translations. These results reflect an 18% increase in the average net price per vacation rental, or 9% excluding favorable currency translations, primarily due to improved pricing and favorable mix in the Novasol and Landal brands, and the conversion of two existing Landal parks from franchised to managed properties.
Other ancillary revenues generated primarily from additional products and services provided to affiliates and members were $44 million in the first quarter of 2008, compared with $40 million in the first quarter of 2007.

First quarter 2008 EBITDA was $93 million, compared to first quarter 2007 EBITDA of $85 million. Excluding the favorable net effect of currency translations of $4 million, EBITDA increased $4 million compared to the first quarter of 2007.
Vacation Ownership (Wyndham Vacation Ownership)
Gross Vacation Ownership Interest sales (which are not affected by deferred revenues) were $458 million for the first quarter of 2008, up 7% compared to the first quarter of 2007. This increase was driven by marketing efforts resulting in increases in tour flow and volume per guest based on strong performance by our sales force, the opening of new sales locations and continued strength in transaction pricing.
Reported revenues were $504 million in the first quarter of 2008, an 8% decrease from the first quarter of 2007, resulting from higher levels of deferred revenue which more than offset continued success in marketing and sales, growing consumer finance revenues and incremental property management revenues.
First quarter 2008 revenues were reduced by $82 million as a result of deferred vacation ownership revenue recorded under the percentage-of-completion method of accounting. Including this deferred revenue and the recognition of $4 million of previously deferred revenue in the first quarter of 2007, first quarter 2008 adjusted vacation ownership revenues would have grown 8% over the prior year period.
For comparison purposes, the impact of deferred revenues in both periods is summarized as follows:
($ in millions)

	2008	2007	% Change
Reported Revenue	$504	$549	(8)%
Net Change in Deferred Revenue[1]	82	(4)	N/M

Total Adjusted Revenue	$586	$545	8%

[1]	Represents the revenue that is deferred under the percentage-of-completion method of accounting.
Consumer finance revenues increased $18 million to $99 million in the first quarter of 2008, up 22% compared to the first quarter of 2007, reflecting continued Vacation Ownership sales growth.
EBITDA for the first quarter of 2008 was $7 million, including a $28 million pre-tax ($17 million after-tax), non-cash charge due to the Wyndham rebranding initiative mentioned above, compared to $63 million in the first quarter of 2007, which included $3 million of separation and related costs. The decrease in EBITDA reflects a net reduction of approximately $40 million ($38 million reduction for 2008 and a $2 million increase from 2007) due to the increase in deferred vacation ownership revenue.
On April 25, 2008, the Company priced a term securitization transaction involving the issuance of $200 million of investment grade asset-backed notes by Sierra Timeshare

2008-1 Receivables Funding, LLC, an indirect subsidiary of Wyndham Vacation Ownership. The notes are backed by vacation ownership receivables originated by subsidiaries of Wyndham Vacation Ownership. The transaction is expected to close on May 1, 2008.
Other Items
Interest expense for the first quarter of 2008 was $19 million, a $1 million increase from the first quarter of 2007. Interest income for the quarter was $3 million, unchanged from the comparable prior year period. Depreciation and amortization rose $6 million to $44 million reflecting increased capital investments over the past twelve months.
Balance Sheet Information as of March 31, 2008:
•	Cash and cash equivalents of approximately $230 million compared to approximately $210 million at December 31, 2007

•	Vacation ownership contract receivables, net, of $3.0 billion compared to $2.9 billion at December 31, 2007

•	Vacation ownership and other inventory of approximately $1.2 billion, unchanged since December 31, 2007

•	Securitized vacation ownership debt of $2.1 billion, unchanged since December 31, 2007

•	Other debt of $1.6 billion, compared to $1.5 billion at December 31, 2007
A schedule of debt is included in the financial tables section of this press release.
Share Repurchase
The Company repurchased approximately 520,000 shares of stock during the first quarter of 2008 at an average price of $21.96. At March 31, 2008, approximately $155 million remained under the Company’s previously announced share repurchase program.
Outlook and Guidance
Wyndham Worldwide affirms full-year 2008 guidance as follows:
•	Revenues of $4,800 – $4,900 million

•	EBITDA of $920 – $945 million

•	Depreciation and amortization expense of $175 – $185 million

•	Interest expense, net of $75 – $85 million

•	Effective tax rate of 38.25%

•	Adjusted* net income of $401 – $429 million

•	Adjusted* EPS of $2.23 – $2.38 based on weighted average shares of approximately 180 million

The Company also issues second quarter 2008 guidance as follows:
•	EPS of $0.46 – $0.48 based on weighted average shares of approximately 180 million

•	EPS guidance is reduced by the estimated impact of deferred vacation ownership revenue of approximately $0.04 – $0.06 per share that will be recognized in future quarters
*All guidance excludes the first quarter rebranding charge as well as legacy items, which may have a positive or negative impact on reported results.
Presentation of Financial Information
Financial information discussed in this press release includes both GAAP and non-GAAP measures, which include or exclude certain items. These non-GAAP measures differ from reported results and are intended to illustrate what management believes are relevant period-over-period comparisons. A complete reconciliation of reported GAAP results to the comparable non-GAAP information appears in the financial tables section of this press release.
Conference Call Information
Wyndham Worldwide Corporation will provide a webcast of its conference call to discuss the Company’s first quarter 2008 financial results on Thursday, May 1, 2008 at 8:30 a.m. EDT. Listeners may access the webcast live through the Company’s Web site at www.wyndhamworldwide.com/investors/. An archive of this webcast will be available at the Web site for approximately 90 days beginning at noon EDT on May 1. The conference call also may be accessed by dialing (888) 790-3442 and providing the pass code “Wyndham.” Listeners are urged to call at least 10 minutes prior to the scheduled start time. A telephone replay will be available at (888) 566-0674 beginning at noon EDT on May 1 until 5 p.m. EDT on May 4.
About Wyndham Worldwide
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses more than 6,500 franchised hotels and approximately 551,000 hotel rooms worldwide. Group RCI offers its more than 3.6 million members access to more than 67,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 145 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 33,000 employees globally.

For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the Company’s revenues, earnings and related financial and operating measures, financing transactions and the number of hotel rooms the Company intends to add in future periods.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Factors that could cause actual results to differ materially from those in the forward looking statements include general economic conditions, the performance of the financial markets, the economic environment for the hospitality industry, the impact of war and terrorist activity, operating risks associated with the hotel, vacation exchange and rentals and vacation ownership businesses, as well as those described in the Company’s 2007 Annual Report on Form 10-K, filed with the SEC on February 29, 2008. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.
# # #

Investor contact:	Press contact:

Margo C. Happer	Betsy O’Rourke
Senior Vice President,	Senior Vice President,
Investor Relations	Marketing and Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-7422
Margo.Happer@wyndhamworldwide.com	Betsy.O’Rourke@wyndhamworldwide.com

Table 1
Wyndham Worldwide Corporation
OPERATING RESULTS OF REPORTABLE SEGMENTS
(In millions)
In addition to other measures, management evaluates the operating results of each of its reportable segments based upon net revenues and “EBITDA,” which is defined as net income before depreciation and amortization, interest expense (excluding interest on securitized vacation ownership debt), interest income and income taxes, each of which is presented on the Company’s Consolidated Statements of Income. The Company’s presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.
The following tables summarize net revenues and EBITDA for reportable segments, as well as reconcile EBITDA to net income for the three months ended March 31, 2008 and 2007:

	Three Months Ended March 31,
	2008		2007
	Net Revenues	EBITDA	Net Revenues	EBITDA (d)
Lodging	$170	$46	$152	$45
Vacation Exchange and Rentals	341	93	314	85
Vacation Ownership	504	7 (c)	549	63

Total Reportable Segments	1,015	146	1,015	193
Corporate and Other (a) (b)	(3)	(16)	(3)	(1)

Total Company	$1,012	$130	$1,012	$192

Reconciliation of EBITDA to Net Income

EBITDA		$130		$192
Depreciation and amortization		44		38
Interest expense		19		18
Interest income		(3)		(3)

Income before income taxes		70		139
Provision for income taxes		28		53

Net income		$42		$86

(a)	Includes the elimination of transactions between segments.

(b)	Includes a net expense of $3 million and a net benefit of $13 million during the three months ended March 31, 2008 and 2007, respectively, related to the resolution of and adjustment to certain contingent liabilities and assets.

(c)	Includes an impairment charge of $28 million due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand.

(d)	Includes separation and related costs of $3 million and $3 million for Vacation Ownership and Corporate and Other, respectively, during the three months ended March 31, 2007.

Table 2
Wyndham Worldwide Corporation
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	Three Months Ended
	March 31,
	2008	2007
Net revenues
Vacation ownership interest sales	$294	$373
Service fees and membership	453	403
Franchise fees	112	113
Consumer financing	99	81
Other	54	42

Net revenues	1,012	1,012

Expenses
Operating	441	406
Cost of vacation ownership interests	60	91
Marketing and reservation	209	196
General and administrative (a)	145	121
Separation and related costs (b)	—	6
Trademark impairment (c)	28	—
Depreciation and amortization	44	38

Total expenses	927	858

Operating income	85	154
Other income, net	(1)	—
Interest expense	19	18
Interest income	(3)	(3)

Income before income taxes	70	139
Provision for income taxes	28	53

Net income	$42	$86

Earnings per share
Basic	$0.24	$0.46
Diluted	0.24	0.45

Weighted average shares outstanding
Basic	177	188
Diluted	178	190

(a)	Includes a net expense of $3 million and a net benefit of $13 million during the three months ended March 31, 2008 and 2007, respectively, related to the resolution of and adjustment to certain contingent liabilities and assets.

(b)	Represents costs that the Company incurred in connection with the execution of its separation from its former parent, Cendant (now Avis Budget Group, Inc.). Such amounts, net of tax, were $4 million during the three months ended March 31, 2007.

(c)	Represents an impairment charge due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand. Such amount, net of tax, was $17 million during the three months ended March 31, 2008.

Table 3
(1 of 2)
Wyndham Worldwide Corporation
OPERATING STATISTICS

	Year	Q1	Q2	Q3	Q4	Full Year
Lodging (a)
Number of Rooms (b)	2008	551,100	N/A	N/A	N/A	N/A
	2007	539,300	541,700	540,900	550,600	N/A
	2006	525,500	535,900	533,700	543,200	N/A
	2005	519,300	516,000	512,000	532,700	N/A

RevPAR	2008	$32.21	N/A	N/A	N/A	N/A
	2007	$31.35	$38.35	$43.10	$33.09	$36.48
	2006	$30.45	$36.97	$40.82	$31.41	$34.95
	2005	$25.53	$31.91	$36.86	$29.72	$31.00

Royalty, Marketing and Reservation Revenue (in 000s)	2008	$104,162	N/A	N/A	N/A	N/A
	2007	$105,426	$129,453	$146,290	$107,870	$489,041
	2006	$102,741	$125,409	$138,383	$104,505	$471,039
	2005	$84,704	$104,281	$119,829	$99,804	$408,620

Vacation Exchange and Rentals
Average Number of Members (in 000s)	2008	3,632	N/A	N/A	N/A	N/A
	2007	3,474	3,506	3,538	3,588	3,526
	2006	3,292	3,327	3,374	3,429	3,356
	2005	3,148	3,185	3,233	3,271	3,209

Annual Dues and Exchange Revenue Per Member	2008	$150.84	N/A	N/A	N/A	N/A
	2007	$155.60	$132.33	$131.38	$124.59	$135.85
	2006	$152.10	$130.37	$132.31	$128.13	$135.62
	2005	$159.12	$134.98	$125.64	$124.05	$135.76

Vacation Rental Transactions (in 000s)	2008	387	N/A	N/A	N/A	N/A
	2007	398	326	360	293	1,376
	2006	385	310	356	293	1,344
	2005	367	311	344	278	1,300

Average Net Price Per Vacation Rental	2008	$412.74	N/A	N/A	N/A	N/A
	2007	$349.73	$415.71	$506.78	$426.93	$422.83
	2006	$312.51	$374.91	$442.75	$356.16	$370.93
	2005	$331.37	$363.14	$412.66	$325.62	$359.27

Vacation Ownership
Gross Vacation Ownership Interest Sales (in 000s)	2008	$458,000	N/A	N/A	N/A	N/A
	2007	$430,000	$523,000	$552,000	$488,000	$1,993,000
	2006	$357,000	$434,000	$482,000	$469,000	$1,743,000
	2005	$281,000	$354,000	$401,000	$360,000	$1,396,000

Tours	2008	255,000	N/A	N/A	N/A	N/A
	2007	240,000	304,000	332,000	268,000	1,144,000
	2006	208,000	273,000	312,000	254,000	1,046,000
	2005	195,000	250,000	272,000	217,000	934,000

Volume Per Guest (VPG)	2008	$1,668	N/A	N/A	N/A	N/A
	2007	$1,607	$1,596	$1,545	$1,690	$1,606
	2006	$1,475	$1,426	$1,434	$1,623	$1,486
	2005	$1,349	$1,284	$1,349	$1,507	$1,368

Note: Full year amounts may not foot across due to rounding.

(a)	Quarterly drivers in the Lodging segment include the acquisitions of Wyndham Hotels and Resorts (October 2005) and Baymont Inn & Suites (April 2006) from their acquisition dates forward. Therefore, the operating statistics are not presented on a comparable basis.

(b)	Numbers include affiliated rooms from the fourth quarter of 2006 forward.

Table 3
(2 of 2)
Wyndham Worldwide Corporation
OPERATING STATISTICS
GLOSSARY OF TERMS
Lodging
Number of Rooms: Represents the number of rooms at lodging properties at the end of the period which are either (i) under franchise and/or management agreements, (ii) properties affiliated with Wyndham Hotels and Resorts brand for which we receive a fee for reservation and/or other services provided or (iii) properties managed under the CHI Limited joint venture.
Average Occupancy Rate: Represents the percentage of available rooms occupied during the period.
Average Daily Rate (ADR): Represents the average rate charged for renting a lodging room for one day.
RevPAR: Represents revenue per available room and is calculated by multiplying average occupancy rate by ADR. Comparable RevPAR represents RevPAR of hotels which are included in both periods.
Royalty, Marketing and Reservation Revenues: Royalty, marketing and reservation revenues are typically based on a percentage of the gross room revenues of each hotel. Royalty revenue is generally a fee charged to each franchised or managed hotel for the use of one of our trade names, while marketing and reservation revenues are fees that we collect and are contractually obligated to spend to support marketing and reservation activities. Marketing and reservation fees are also included in Table 4 within Marketing, Reservation and TripRewards Revenues.
Vacation Exchange and Rentals
Average Number of Members: Represents members in our vacation exchange programs who pay annual membership dues. For additional fees, such participants are entitled to exchange intervals for intervals at other properties affiliated with our vacation exchange business. In addition, certain participants may exchange intervals for other leisure-related products and services.
Annual Dues and Exchange Revenue Per Member: Represents total revenues from annual membership dues and exchange fees generated for the period divided by the average number of vacation exchange members during the year.
Vacation Rental Transactions: Represents the gross number of transactions that are generated in connection with customers booking their vacation rental stays through us. In our European vacation rentals businesses, one rental transaction is recorded each time a standard one-week rental is booked; however, in the United States, one rental transaction is recorded each time a vacation rental stay is booked, regardless of whether it is less than or more than one week.
Average Net Price Per Vacation Rental: Represents the net rental price generated from renting vacation properties to customers divided by the number of rental transactions.
Vacation Ownership
Gross Vacation Ownership Interest Sales: Represents gross sales of vacation ownership interests (including tele-sales upgrades, which are a component of upgrade sales) before deferred sales and loan loss provisions.
Tours: Represents the number of tours taken by guests in our efforts to sell vacation ownership interests.
Volume per Guest (VPG): Represents revenue per guest and is calculated by dividing the gross vacation ownership interest sales, excluding tele-sales upgrades, which are a component of upgrade sales, by the number of tours.

Table 4
Wyndham Worldwide Corporation
ADDITIONAL DATA

	Year	Q1	Q2	Q3	Q4	Full Year
Lodging (a)
Number of Properties (b)	2008	6,550	N/A	N/A	N/A	N/A
	2007	6,450	6,460	6,460	6,540	N/A
	2006	6,300	6,440	6,420	6,470	N/A
	2005	6,400	6,380	6,350	6,350	N/A

Marketing, Reservation and TripRewards Revenues (in 000s) (c)	2008	$62,200	N/A	N/A	N/A	N/A
	2007	$61,369	$74,575	$84,820	$65,208	$285,973
	2006	$58,572	$70,931	$78,856	$61,135	$269,495
	2005	$45,066	$56,558	$65,812	$58,053	$225,491

Property Management Reimbursable Revenue (in 000s) (d)	2008	$27,128	N/A	N/A	N/A	N/A
	2007	$15,624	$22,338	$25,612	$28,414	$91,987
	2006	$15,732	$19,935	$17,210	$16,263	$69,142
	2005	$—	$—	$—	$17,291	$17,291

Vacation Ownership
Deferred Revenues (in 000s) (e)	2008	$(81,716)	N/A	N/A	N/A	N/A
	2007	$3,906	$(4,908)	$506	$(21,092)	$(21,588)
	2006	$12,708	$(221)	$(23,491)	$(10,675)	$(21,679)
	2005	$492	$(9,150)	$(5,856)	$(2,022)	$(16,536)

Provision for Loan Losses (in 000s) (f)	2008	$82,344	N/A	N/A	N/A	N/A
	2007	$60,869	$75,032	$85,762	$83,644	$305,307
	2006	$61,242	$55,872	$63,213	$78,680	$259,007
	2005	$24,652	$27,754	$44,050	$31,644	$128,101

Note: Full year amounts may not foot across due to rounding.

(a)	Information includes the acquisitions of Wyndham Hotels and Resorts (October 2005) and Baymont Inn & Suites (April 2006) from their acquisition dates forward. Therefore, the data is not presented on a comparable basis.

(b)	Numbers include affiliated hotels from the fourth quarter of 2006 forward.

(c)	Marketing and reservation revenues represent fees we receive from franchised and managed hotels that are to be expended for marketing purposes or the operation of a centralized, brand-specific reservation system. These fees are typically based on a percentage of the gross room revenues of each hotel. Marketing and reservation fees are also included in the above table within royalty, marketing and reservation revenues. TripRewards revenues represent fees we receive relating to our loyalty program.

(d)	Primarily represents payroll costs in our hotel management business that we incur and pay on behalf of property owners and for which we are reimbursed by the property owners.

(e)	Represents the revenue that is deferred under the percentage of completion method of accounting. Under the percentage of completion method of accounting, a portion of the total revenue from a vacation ownership contract sale is not recognized if the construction of the vacation resort has not yet been fully completed. This revenue will be recognized in future periods in proportion to the costs incurred as compared to the total expected costs for completion of construction of the vacation resort. Positive amounts represent the recognition of previously deferred revenues.

(f)	Represents provision for estimated losses on vacation ownership contract receivables originated during the period. Beginning January 1, 2006, the Company recorded such provision as a contra revenue to vacation ownership interest sales on the Consolidated and Combined Statements of Income, as required by Statement of Financial Accounting Standards No. 152, “Accounting for Real Estate Time-Sharing Transactions.” Prior to January 1, 2006, the Company recorded such provision, net of estimated inventory recoveries, as a separate expense line item on the Combined Statements of Income and thus 2005 amounts are not comparable to 2006, 2007 and 2008 amounts.

Table 5
Wyndham Worldwide Corporation
SCHEDULE OF DEBT
(In millions)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2008	2007	2007	2007	2007
Securitized vacation ownership debt
Term notes	$1,278	$1,435	$1,148	$1,322	$887
Bank conduit facility (a)	841	646	777	491	826

Securitized vacation ownership debt (b)	2,119	2,081	1,925	1,813	1,713
Less: Current portion of securitized vacation ownership debt	268	237	304	242	231

Long-term securitized vacation ownership debt	$1,851	$1,844	$1,621	$1,571	$1,482

Debt:
6.00% Senior unsecured notes (due December 2016) (c)	$797	$797	$797	$797	$796
Term loan (due July 2011)	300	300	300	300	300
Revolving credit facility (due July 2011) (d)	95	97	133	215	48
Vacation ownership bank borrowings	181	164	148	130	112
Vacation rentals capital leases	165	154	153	147	147
Other	14	14	14	14	16

Total debt	1,552	1,526	1,545	1,603	1,419
Less: Current portion of debt	193	175	159	140	123

Long-term debt	$1,359	$1,351	$1,386	$1,463	$1,296

(a)	This 364-day vacation ownership bank conduit facility has availability of $1,200 million and expires in October 2008.

(b)	This debt is collateralized by $2,667 million, $2,596 million, $2,428 million, $2,288 million and $2,198 million of underlying vacation ownership contract receivables and related assets at March 31, 2008, December 31, 2007, September 30, 2007, June 30, 2007 and March 31, 2007, respectively.

(c)	The balance at March 31, 2008 represents $800 million aggregate principal less $3 million of unamortized discount.

(d)	The Company’s revolving credit facility has a borrowing capacity of $900 million. At March 31, 2008, the Company has $68 million of outstanding letters of credit and a remaining borrowing capacity of $737 million.

Table 6
Wyndham Worldwide Corporation
HOTEL BRAND SYSTEMS DETAILS

	As of and For the Three Months Ended March 31, 2008
					Average
					Revenue Per
			Average	Average	Available
	Number of	Number of	Occupancy	Daily Rate	Room
Brand	Properties	Rooms	Rate	(ADR)	(RevPAR)

Wyndham Hotels and Resorts	83	22,763	61.8%	$116.61	$72.04

Wingate Inn	155	14,172	58.1%	$91.84	$53.39

Ramada	867	106,142	50.1%	$79.69	$39.91

Baymont	201	17,373	46.0%	$65.66	$30.23

AmeriHost Inn	21	1,369	42.3%	$63.38	$26.84

Days Inn	1,881	153,323	45.9%	$61.99	$28.43

Super 8	2,091	129,793	48.5%	$56.78	$27.53

Howard Johnson	477	46,300	43.8%	$63.11	$27.63

Travelodge	490	36,798	45.2%	$67.68	$30.58

Knights Inn	272	18,657	37.9%	$40.88	$15.51

Unmanaged, Affiliated and Managed, Non-Proprietary Hotels (*)	14	4,367	N/A	N/A	N/A

Total	6,552	551,057	47.7%	$67.60	$32.21

	As of and For the Three Months Ended March 31, 2007
					Average
					Revenue Per
			Average	Average	Available
	Number of	Number of	Occupancy	Daily Rate	Room
Brand	Properties	Rooms	Rate	(ADR)	(RevPAR)

Wyndham Hotels and Resorts	78	20,456	67.7%	$109.42	$74.04

Wingate Inn	155	14,243	63.2%	$87.74	$55.42

Ramada	859	104,762	50.2%	$74.64	$37.46

Baymont	149	13,248	48.9%	$61.86	$30.23

AmeriHost Inn	76	5,314	43.2%	$63.08	$27.22

Days Inn	1,862	151,355	47.1%	$59.65	$28.11

Super 8	2,047	126,113	49.2%	$54.19	$26.64

Howard Johnson	471	44,703	43.3%	$61.37	$26.60

Travelodge	500	37,289	46.1%	$60.07	$27.69

Knights Inn	237	17,151	38.2%	$39.73	$15.18

Unmanaged, Affiliated and Managed, Non-Proprietary Hotels (*)	16	4,677	N/A	N/A	N/A

Total	6,450	539,311	48.7%	$64.43	$31.35

NOTE: A glossary of terms is included in Table 3 (2 of 2).

(*)	Represents 1) affiliated properties for which we receive a fee for reservation services provided and 2) properties managed under the CHI Limited joint venture. These properties are not branded; as such, certain operating statistics (such as average occupancy rate, ADR and RevPAR) are not relevant.

Table 7
Wyndham Worldwide Corporation
NON-GAAP RECONCILIATIONS
(In millions, except per share data)

	Three Months Ended
	March 31, 2008	March 31, 2007
Reported EBITDA	$130	$192
Separation and related costs (a)	—	6
Resolution of and adjustment to contingent liabilities and assets (b)	3	(13)
Trademark impairment (c)	28	—

Adjusted EBITDA	$161	$185

Reported PreTax Income	$70	$139
Separation and related costs (a)	—	6
Resolution of and adjustment to contingent liabilities and assets (b)	3	(13)
Trademark impairment (c)	28	—

Adjusted PreTax Income	$101	$132

Reported Tax Provision	$28	$(53)
Separation and related costs (d)	—	(2)
Resolution of and adjustment to contingent liabilities and assets (d)	—	4
Trademark impairment (d)	11	—

Adjusted Tax Provision	$39	$(51)

Reported Net Income	$42	$86
Separation and related costs	—	4
Resolution of and adjustment to contingent liabilities and assets	3	(9)
Trademark impairment (c)	17	—

Adjusted Net Income	$62	$81

Reported Diluted EPS	$0.24	$0.45
Separation and related costs	—	0.02
Resolution of and adjustment to contingent liabilities and assets	0.01	(0.05)
Trademark impairment (c)	0.10	—

Adjusted Diluted EPS	$0.35	$0.43

Diluted Shares	178	190

Note: Amounts may not foot due to rounding.

(a)	Represents the costs incurred in connection with the Company’s separation from Cendant (now Avis Budget Group).

(b)	Relates to the net expense/(benefit) from the resolution of and adjustment to certain contingent liabilities and assets.

(c)	Represents an impairment charge due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand.

(d)	Relates to the tax effect of the adjustments.

Table 8
(1 of 2)
Wyndham Worldwide Corporation
NON-GAAP FINANCIAL INFORMATION
(In millions, except per share data)

	Three Months Ended March 31, 2008
		Legacy		Trademark
	As Reported	Adjustments		Impairment		As Adjusted
Net revenues
Vacation ownership interest sales	$294					$294
Service fees and membership	453					453
Franchise fees	112					112
Consumer financing	99					99
Other	54					54

Net revenues	1,012	—		—		1,012

Expenses
Operating	441					441
Cost of vacation ownership interests	60					60
Marketing and reservation	209					209
General and administrative	145	(3	)(a)			142
Trademark impairment	28			(28	)(b)	—
Depreciation and amortization	44					44

Total expenses	927	(3)		(28)		896

Operating income	85	3		28		116
Other loss, net	(1)					(1)
Interest expense	19					19
Interest income	(3)					(3)

Income before income taxes	70	3		28		101
Provision for income taxes	28			11	(c)	39

Net income	$42	$3		$17		$62

Earnings per share
Basic	$0.24	$0.01		$0.10		$0.35
Diluted	0.24	0.01		0.10		0.35

Weighted average shares outstanding
Basic	177	177		177		177
Diluted	178	178		178		178

Note: EPS amounts may not foot across due to rounding.

(a)	Relates to the net expense from the resolution of and adjustment to certain contingent liabilities and assets.

(b)	Represents an impairment charge due to the Company’s initiative to rebrand its vacation ownership trademarks to the Wyndham brand.

(c)	Relates to the tax effect of the adjustment.

Table 8
(2 of 2)
Wyndham Worldwide Corporation
NON-GAAP FINANCIAL INFORMATION
(In millions, except per share data)

	Three Months Ended March 31, 2007
		Separation and
		Related		Legacy
	As Reported	Adjustments		Adjustments		As Adjusted
Net revenues
Vacation ownership interest sales	$373					$373
Service fees and membership	403					403
Franchise fees	113					113
Consumer financing	81					81
Other	42					42

Net revenues	1,012	—		—		1,012

Expenses
Operating	406					406
Cost of vacation ownership interests	91					91
Marketing and reservation	196					196
General and administrative	121			13	(b)	134
Separation and related costs	6	(6	)(a)			—
Depreciation and amortization	38					38

Total expenses	858	(6)		13		865

Operating income	154	6		(13)		147
Interest expense	18					18
Interest income	(3)					(3)

Income before income taxes	139	6		(13)		132
Provision for income taxes	53	2	(c)	(4	)(c)	51

Net income	$86	$4		$(9)		$81

Earnings per share
Basic	$0.46	$0.02		$(0.05)		$0.43
Diluted	0.45	0.02		(0.05)		0.43

Weighted average shares outstanding
Basic	188	188		188		188
Diluted	190	190		190		190

Note: EPS amounts may not foot across due to rounding.

(a)	Represents the costs incurred in connection with the Company’s separation from Cendant (now Avis Budget Group).

(b)	Relates to the net benefit from the resolution of certain contingent liabilities.

(c)	Relates to the tax effect of the adjustments.